Exhibit 99.1

TOREADOR ANNOUNCES NEGOTIATIONS ENDED ON SALE OF BLACK SEA INTERESTS AND RESIGNATION OF BOARD MEMBER

DALLAS, TEXAS – (June 16, 2008) – Toreador Resources Corporation (NASDAQ:TRGL) today announced that the previously disclosed negotiations with the winning bidder for the sale of a portion of its working interest in the South Akcakoca Sub-Basin project and surrounding Western Black Sea exploration acreage have ended. The parties, including the three companies associated with the bidder, were unable to reach mutually acceptable terms. Toreador expects to pursue other options with regard to this particular asset.

On June 13, 2008 David M. Brewer resigned from the Toreador Board of Directors. Mr. Brewer has not indicated that his resignation is due to any disagreement relating to Toreador’s operations, policies or procedures.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net